Exhibit 4.42
English Translation
Power of Attorney
     I, Hong Tao, a citizen of the People’s Republic of China (“China”), Chinese ID number: 110108196210191239, am a shareholder of Beijing Yuehang Digital Media Advertising Co., Ltd. (“Yuehang Digital”) and hold the 20% equity of Yuehang Digital. I hereby irrevocably authorize Mr. Zhang Xiaoya to exercise the following rights within the valid term of this Power of Attorney:
     Authorize Mr. Zhang Xiaoya (Chinese ID number: 130104196210091519) to represent myself to exercise my shareholder rights (including voting power) as specified by PRC laws and the articles of association of Yuehang Digital at the shareholders’ meeting of Yuehang Digital, including, but not limited to, signing related legal instruments with respect to the selling or transfer of all or part of my equity in Yuehang Digital and as my authorized representative, nominating and appointing the general manager of Yuehang Digital at the shareholders’ meeting of Yuehang Digital.
     The precondition for the said authorization and entrustment is that Mr. Zhang Xiaoya is a Chinese citizen and an employee of AirMedia Technology (Beijing) Co., Ltd. (“AM Technology”) and AM Technology agrees to the said authorization and entrustment. Once Mr. Zhang Xiaoya no longer serves AM Technology or AM Technology informs me to terminate the said authorization and entrustment, I will immediately withdraw the entrustment and authorization granted herein to him and will designate/authorize the other person as nominated by AM Technology to exercise any and all my shareholder rights (including voting power) at the shareholders’ meeting of Yuehang Digital.
     This Power of Attorney shall become effective as of the signing date and will remain in force throughout the duration of Yuehang Digital, unless the Call Option Agreement jointly signed by me, AM Technology and Yuehang Digital on April 1, 2008 is prematurely terminated for whatsoever reason.
Hong Tao
/s/ Hong Tao
April 1, 2008

Exhibit 4.42
English Translation
Power of Attorney
     I, Fong Zhonghua, a citizen of the People’s Republic of China (“China”), Chinese ID number: 513027197101055217, am a shareholder of Beijing Yuehang Digital Media Advertising Co., Ltd. (“Yuehang Digital”) and hold the 80% equity of Yuehang Digital. I hereby irrevocably authorize Mr. Guo Man to exercise the following rights within the valid term of this Power of Attorney:
     Authorize Mr. Guo Man (Chinese ID number: 110102196305041171) to represent myself to exercise my shareholder rights (including voting power) as specified by PRC laws and the articles of association of Yuehang Digital at the shareholders’ meeting of Yuehang Digital, including, but not limited to, signing related legal instruments with respect to the selling or transfer of all or part of my equity in Yuehang Digital and as my authorized representative, nominating and appointing the general manager of Yuehang Digital at the shareholders’ meeting of Yuehang Digital.
     The precondition for the said authorization and entrustment is that Mr. Guo Man is a Chinese citizen and an employee of AirMedia Technology (Beijing) Co., Ltd. (“AM Technology”) and AM Technology agrees to the said authorization and entrustment. Once Mr. Guo Man no longer serves AM Technology or AM Technology informs me to terminate the said authorization and entrustment, I will immediately withdraw the entrustment and authorization granted herein to him and will designate/authorize the other person as nominated by AM Technology to exercise any and all my shareholder rights (including voting power) at the shareholders’ meeting of Yuehang Digital.
     This Power of Attorney shall become effective as of the signing date and will remain in force throughout the duration of Yuehang Digital, unless the Call Option Agreement jointly signed by me, AM Technology and Yuehang Digital on April 1, 2008 is prematurely terminated for whatsoever reason.
Fong Zhonghua
/s/ Fong Zhonghua
April 1, 2008